Exhibit 10.1
EXECUTION COPY
AMENDMENT No. 3 TO AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT
This AMENDMENT No. 3 TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Amendment No. 3”) is made as of August 15, 2014, among (a) Miami AP Hotel, L.L.C., FelCor/JPM Hospitality (SPE), L.L.C., DJONT/JPM Hospitality Leasing (SPE), L.L.C. and Charleston Mills House Hotel, L.L.C. (collectively, “Existing Borrowers”), (b) FelCor Myrtle Kingston Hotel, L.L.C., a Delaware limited liability company (“Myrtle Beach Owner”) and FelCor Myrtle Kingston Lessee, L.L.C., a Delaware limited liability company (“Myrtle Beach Operating Lessee”; and together with the Myrtle Beach Owner, the “New Borrowers”, and together with the Existing Borrowers, the “Borrowers”), (c) JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, “Administrative Agent”) for the Lenders and (d) the Lenders.
WHEREAS, Existing Borrowers, the Lenders and Administrative Agent are parties to an Amended and Restated Revolving Credit Agreement, dated as of December 18, 2012 (as amended by Amendment No.1, dated as of March 1, 2013 and Amendment No. 2, dated as of May 23, 2014, as so amended, the “Existing Credit Agreement”), pursuant to which the Lenders have agreed to make loans to Borrowers on the terms and conditions set forth therein;
WHEREAS, each Existing Borrower is a special purpose entity owned directly or indirectly by FelCor Lodging Limited Partnership (“FelCor Op”) to make and administer various investments in the Collateral Properties;
WHEREAS, the Myrtle Beach Owner is a special purpose entity owned directly by FelCor Op to make and administer various investments in approximately 29 acres located within what is generally known as the Kingston Plantation, a portion of which will be a Collateral Property and is described on Exhibit A to the Mortgage entered into by the Myrtle Beach Owner in favor of Administrative Agent as of the date hereof (such portion, as further defined below, the “Myrtle Beach Property”), and a portion of which will be held by the Myrtle Beach Owner as an unencumbered asset subject to restrictions on liens as set forth herein, to preserve certain development rights of the Myrtle Beach Owner in such property;
WHEREAS, the Myrtle Beach Operating Lessee is a special purpose entity owned directly by FelCor TRS Holdings, L.L.C., which has entered into that certain Operating Lease, dated the date hereof, with the Myrtle Beach Owner for the operations of the Myrtle Beach Property (but not the Unencumbered Property (as defined below));
WHEREAS, on or prior to the date hereof, (1) the Existing Borrowers, Administrative Agent and Required Lenders have entered into that certain Lender Consent Regarding Myrtle Beach Property as a Substitute Property (the “Myrtle Beach Consent”); and (2) either (a) the Existing Borrowers, Administrative Agent, and all Lenders entered into that certain Agreement and Waiver Regarding Release of Charlotte Property (the “Charlotte Waiver”), or (b) the Charlotte Property has otherwise been released in accordance with Section 2.18 of the Existing Credit Agreement.

WHEREAS, Existing Borrowers have requested that Administrative Agent and the Lenders amend certain provisions of the Existing Credit Agreement and certain other Loan Documents, among other things, to confirm the addition of the New Borrowers and the substitution of the new Collateral Property and delete references to FelCor/JPM Boca Raton Hotel, L.L.C., FelCor/JPM Boca Raton Leasing, L.L.C., the Dana Point Property and the Charlotte Property; and Administrative Agent and the Lenders have agreed to so amend certain provisions of the Existing Credit Agreement and certain other Loan Documents on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and fully intending to be legally bound by this Amendment No. 3, the parties hereto agree as follows:
1. Definitions. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Existing Credit Agreement.
2.    Amendment to the Existing Credit Agreement. As of the Third Amendment Effective Date (as defined in Section 4 hereof), the Existing Credit Agreement is hereby amended as follows:
2.1    Each of the following definitions is added to Section 1.01 of Existing Credit Agreement in alphabetical order:
““Myrtle Beach Franchise Agreement” means the Embassy Suites License Agreement dated as of November 11, 1996, as amended and assigned, by and between Myrtle Beach Operating Lessee, as licensee, and Embassy Suites Franchise LLC, as licensor, with respect to the Myrtle Beach Property.
“Myrtle Beach Management Agreement” means the Management Agreement dated as of December 5, 2006, as amended and assigned, by and between Myrtle Beach Owner, as “Owner,” and Embassy Suites Management LLC, as “Manager,” with respect to the Myrtle Beach Property.
“Myrtle Beach Operating Lease” means the Lease Agreement dated as of August 15, 2014, by and between Myrtle Beach Owner and Myrtle Beach Operating Lessee for the Myrtle Beach Property.
“Myrtle Beach Owner” means FelCor Myrtle Kingston Hotel, L.L.C., a Delaware limited liability company.
“Myrtle Beach Operating Lessee” means FelCor Myrtle Kingston Lessee, L.L.C., a Delaware limited liability company.
“Unencumbered Property” means that certain property located within the Kingston Plantation more fully described on Schedule 6.15, which is owned by the Myrtle Beach Owner.
“Unencumbered Property Permitted Liens” means any encumbrances on the Unencumbered Property that (x) do not constitute a grant by Myrtle Beach Owner of a mortgage or deed of trust, (y) individually or in the aggregate are not substantial in amount, and (z) do not in any case (individually or in the aggregate) materially detract from the value of the Myrtle Beach Property or materially interfere with the ordinary conduct of the business of Myrtle Beach Owner; which Unencumbered Property Permitted Liens may include:
(a)          Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(b)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other like Liens arising in the ordinary course of business which (i) are not in excess of $2,000,000 in the aggregate for the Unencumbered Property or (ii) remain undischarged of record (by payment, bonding or otherwise) for a period of more than sixty (60) days, provided that in case of (i) and (ii), such Liens are being contested in good faith by appropriate proceedings diligently conducted;
(c)          pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(d)          deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business; and
(f)           Liens securing judgments for the payment of money that would not otherwise constitute an Event of Default under Section 10.01(m) (if such Unencumbered Property were instead a Collateral Property, provided that the level of such default shall be deemed to be $500,000 instead of $1,500,000) or securing appeal or other surety bonds related to such judgments (not to exceed such $500,000 amount).”
2.2    Each of the following definitions appearing in Section 1.01 of the Existing Credit Agreement is hereby deleted and replaced in its entirety as follows:
““Borrower” and “Borrowers” have the meanings specified in the introductory paragraph hereto, and any entity that becomes a Borrower pursuant to Section 2.21(f), including the Charleston Owner, Myrtle Beach Operating Lessee and Myrtle Beach Owner.
“EBITDA” means, at any date of determination, for any period an amount equal to (a) the aggregate net income (or loss) of Borrowers for such period, plus (b) the following to the extent deducted in calculating such net income (loss): (i) Debt Service; (ii) the provision for Federal, state, local and foreign income taxes payable; (iii) depreciation and amortization expense; and (iv) other non-recurring expenses reducing such net income (loss) which do not represent a cash item in such period or any future period (in each case of or by Borrowers for such period), and (v) amortization of intangibles for such period, all extraordinary nonrecurring items of expense, such as employee severance expenses and hurricane losses (net of insurance proceeds), non-cash impairment charges, non-cash write-offs of deferred financing costs (provided, however, that in the case of clause (iv) and clause (v) above, Borrowers will use the same amounts for “non-recurring expenses” as Borrowers’ Affiliates have included in public disclosure as a reconciling item to “Adjusted EBITDA”, allocated to the Collateral Properties to the extent applicable to the Collateral Properties), and costs, premiums and penalties arising by contract in connection with the prepayment of indebtedness, minus (c) the following to the extent included in calculating such net income (loss): (i) Federal, state, local and foreign income tax credits, and (ii) all non-recurring non-cash items increasing net income (loss) (in each case of or by Borrowers for such period), if and to the extent that such amounts of “non-recurring non-cash items” have been included by Borrowers’ Affiliates in public disclosures as a reconciling item to “Adjusted EBITDA”, provided that the calculation of EBITDA for Miami Owner for the fiscal quarters ending on or prior to December 31, 2012 shall include the actual EBITDA of the Miami Property, taken individually, and the calculation of EBITDA from the fiscal quarters ending after December 31, 2012 shall include the EBITDA of Miami Owner; provided that, with respect to Myrtle Beach Operating Lessee and Myrtle Beach Owner, the calculation of EBITDA shall exclude EBITDA attributable to Unencumbered Property.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page LIBOR 01 of the Reuters screen (or on any successor or substitute page of such page, providing rate quotations comparable to those currently provided on such page of such Service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. If the offered rate is less than zero, then the applicable London interbank offered rate shall be deemed to be zero. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“Management Agreements” means the Charleston Management Agreement, the Houston Management Agreement, the Mandalay Beach Management Agreement, the Miami Management Agreement, the Myrtle Beach Management Agreement, the Philadelphia Management Agreement, the Pittsburgh Management Agreement and the Santa Monica Management Agreement or, if the context requires, any Replacement Management Agreement executed in accordance with the terms and provisions of this Agreement and “Management Agreement” means any of the Management Agreements. “Monthly Capital Expenditures Reserve Deposit” shall mean the greater of (i) one twelfth (1/12) of the amount for FF&E Expenditures set forth in the Approved Annual Budget for such Fiscal Year; and (ii) the quotient obtained by dividing (A) the aggregate Gross Income from Operations for the Collateral Properties still subject to the Lien of a Security Instrument for the preceding calendar year (as reflected in Borrowers’ annual operating statements as approved and accepted by Administrative Agent) multiplied by four percent (4%) by (B) twelve (12). The Monthly Capital Expenditures Reserve Deposit shall be adjusted annually.
“Monthly Capital Expenditures Reserve Deposit” shall mean the greater of (i) one twelfth (1/12) of the amount for FF&E Expenditures set forth in the Approved Annual Budget for such Fiscal Year; and (ii) the quotient obtained by dividing (A) the aggregate Gross Income from Operations for the Collateral Properties still subject to the Lien of a Security Instrument for the preceding calendar year (as reflected in Borrowers’ annual operating statements as approved and accepted by Administrative Agent) multiplied by four percent (4%) by (B) twelve (12). The Monthly Capital Expenditures Reserve Deposit shall be adjusted annually.
“O&M Program” means, with respect to each of the Houston Property and the Mandalay Beach Property, the asbestos operations and maintenance program required for such Collateral Property under Section 7.24, and any operations and maintenance program required by Administrative Agent for any Substitute Property, as developed by Borrowers and approved by Administrative Agent, as the same may be amended, replaced, supplemented or otherwise modified from time to time with the consent of Administrative Agent, which shall not be unreasonably withheld.
“Operating Leases” means the Charleston Operating Lease, the Houston Operating Lease, the Mandalay Beach Operating Lease, the Miami Operating Lease, the Myrtle Beach Operating Lease, the Philadelphia Operating Lease, the Pittsburgh Operating Lease and the Santa Monica Operating Lease, and any operating lease relating to any Substitute Property, and “Operating Lease” means any one of the Operating Leases.
“Substitute Property” means the Charleston Property, the Myrtle Beach Property and any other Proposed Substitute Property which becomes Collateral pursuant to the terms and conditions of Section 2.21, once the Substitution Date has occurred with respect to each such Proposed Substitute Property.”
2.3    Each of the following definitions appearing in Section 1.01 of the Existing Credit Agreement is hereby deleted in its entirety: “Charlotte Management Agreement”, “Charlotte Operating Lease”, “Charlotte Property”, ”Dana Point Borrowers”, “Dana Point Management Agreement”, “Dana Point Operating Lease”, “Dana Point Operating Lessee”, “Dana Point Owner”, and “Dana Point Property”.
2.4    Section 2.18(e)(ii) of the Existing Credit Agreement is hereby deleted and replaced in its entirety as follows:
“(ii) no Collateral Property shall comprise more than twenty percent (20%) of the aggregate Net Operating Income of all the Collateral Properties as of the release date, except for the Myrtle Beach Property, the Mandalay Beach Property, the Miami Property, the Santa Monica Property, and the Charleston Property, the Net Operating Income of each of which shall comprise less than twenty five percent (25%) of the aggregate Net Operating Income of all the Collateral Properties as of such release date.”
2.5    Section 2.21(c)(i)(D) of the Existing Credit Agreement is hereby deleted and replaced in its entirety as follows:
“(D)    That no Collateral Property comprises more than twenty percent (20%) of the aggregate Net Operating Income of all the remaining Collateral Properties, except for the Myrtle Beach Property, the Mandalay Beach Property, the Miami

Property, the Santa Monica Property, and the Charleston Property, the Net Operating Income of each of which comprises less than twenty-five percent (25%), in each case, as of the Certification Date, after giving effect to the Substitution;”
2.6    Section 5.01(a)(viii) of the Existing Credit Agreement is hereby deleted and replaced in its entirety as follows:
“(viii)    completed and executed Officer’s Certificate (A) providing calculations of (x) the Loan to Value Ratio, (y) the Debt Service Coverage Ratio and (z) pro forma compliance with the restrictions on indebtedness set forth in Section 4.03 of the Senior Secured Notes Indenture 2012; in each case, after giving effect to the Aggregate Commitments and the Borrowings on the Restatement Date; which calculations shall show a Loan to Value Ratio of not more than sixty percent (60%) and a pro forma Debt Service Coverage Ratio as of September 30, 2012 of at least 1.40 to 1.00, and (B) providing calculations showing that no Collateral Property comprises more than twenty percent (20%) of the aggregate Net Operating Income of all the Collateral Properties as of the Restatement Date, except for the Myrtle Beach Property, the Mandalay Beach Property, the Miami Property, the Santa Monica Property, and the Charleston Property, the Net Operating Income of each of which comprises less than twenty five percent (25%) of the aggregate Net Operating Income of all the Collateral Properties as of the Restatement Date;”
2.7    Section 5.01(a)(xiii) of the Existing Credit Agreement is hereby amended by deleting the second parenthetical appearing therein and replacing it in its entirety as follows:
“(other than for the Charleston Property and Myrtle Beach Property, which reports were obtained in connection with their Substitution)”
2.8    Section 5.01(a)(xxiv) of the Existing Credit Agreement is hereby deleted and replaced in its entirety as follows:
“(xxiv) Acceptable Appraisals of each Collateral Property, which collectively show: (A) a Loan to Value Ratio for all of the Collateral Properties, of no more than sixty percent (60.0%) after giving effect to the Aggregate Commitments on the Restatement Date; (B) no Collateral Property comprises more than twenty percent (20%) of the aggregate Net Operating Income of all the Collateral Properties as of the Restatement Date, except for the Myrtle Beach Property, the Mandalay Beach Property, the Miami Property, the Santa Monica Property, and the Charleston Property, the Net Operating Income of each of which comprises less than twenty five percent (25%) of the aggregate Net Operating Income of all the Collateral Properties as of the Restatement Date;”
2.9    Section 6.15 of the Existing Credit Agreement is hereby deleted and replaced in its entirety as follows:
“6.15    Fee and Leasehold Ownership. Hospitality Owner is the sole legal and equitable fee owner of good and marketable, record title to the Mandalay Beach Property and the Santa Monica Property, in each case subject only to Permitted Liens. The Philadelphia Affiliate Ground Lessor is the sole legal and equitable fee owner of the Philadelphia Property, subject only to Permitted Liens. Miami Owner is the sole legal and equitable fee owner of, has good and marketable title to, and after recordation of the deed relating thereto, has record title to, the Miami Property, subject only to Permitted Liens. Charleston Owner is the sole legal and equitable fee owner of, has good and marketable title to, and after recordation of the deed relating thereto, has record title to, the Charleston Property, subject only to Permitted Liens. Myrtle Beach Owner is the sole legal and equitable fee owner of, has good and marketable title to, and after recordation of the deed relating thereto, has record title to, the Myrtle Beach Property and the Unencumbered Property, subject only to Permitted Liens (and in the case of the Unencumbered Property, Unencumbered Property Permitted Liens). Each Ground Lessee is the owner of good and marketable, record title to the leasehold estate under its applicable Ground Lease, subject only to Permitted Liens; and each Operating Lessee is the legal and equitable owner of good and marketable, record title to the leasehold estate under its applicable Operating Lease subject only to Permitted Liens.”
2.10    The introductory paragraph and clauses (a) through (g) of Section 6.34 of the Existing Credit Agreement are hereby deleted and replaced in their entirety as follows:
“6.34     Single Purpose Entity. Each Borrower and each Principal of each Borrower (other than FelCor Op and FelCor TRS, each of which represents, covenants and agrees solely with respect to Myrtle Beach Owner and Myrtle Beach Operating Lessee, and not with respect to itself or each other) represents, covenants and agrees that it has not, and shall not, and that its Organizational Documents provide that it has not, and shall not:
(a)in the case of each Borrower, engage in any business or activity other than the acquisition, development, ownership, operation, leasing, managing and maintenance of its respective Collateral Properties (and in the case of Myrtle Beach Owner, the Unencumbered Property), and entering into the Loan, and activities incidental thereto or conduct and operate its business in a different manner from how it is presently conducted and operated; and with respect to each Principal of each Borrower (other than FelCor Op and FelCor TRS), engage in any business or activity other than the ownership of its interest in such Borrower, and activities incidental thereto;
(b)with respect to such Borrower, acquire or own any material assets or property other than (i) (A) in the case of each Owner, its respective Collateral Properties (and in the case of Myrtle Beach Owner, the Unencumbered Property) and (B) in the case of each Operating Lessee, its interest in its respective Operating Leases, and (ii) such incidental Personal Property as may be necessary for the operation of its Collateral Property or Collateral Properties (and in the case of Myrtle Beach Owner, the Unencumbered Property), as the case may be, and with respect to each Principal of each Borrower (other than FelCor Op and FelCor TRS), acquire or own any material asset other than its interest in such Borrower;
(c)merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, provided that Myrtle Beach Owner may Transfer the Unencumbered Property in accordance with Sections 8.18 or 8.19(a) of this Agreement;
(d)(i) fail to observe its organizational formalities or preserve its existence as an entity duly formed, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its formation, and qualification to do business in the state where its Collateral Property or Collateral Properties (and in the case of Myrtle Beach Owner, the Unencumbered Property) are located, if applicable, or (ii) amend, modify, terminate or fail to comply with the special purpose entity/bankruptcy remoteness provisions of such Borrower’s or such Principal’s Organizational Documents (other than FelCor Op or FelCor TRS);
(e)own any Subsidiary or make any Investment in any Person except (i) in the case of Borrowers, in compliance with the terms of Sections 8.02 and 8.10 of this Agreement, and (ii) in the case of the Principals (other than FelCor Op or FelCor TRS) of Borrowers, such Principals' ownership of Borrowers (and in the case of Hospitality Owner’s Principal, the Philadelphia Ground Lessor), in each case, without the prior written consent of Administrative Agent and the Required Lenders;
(f)commingle its funds or its assets with the assets of any of its members, general partners, Affiliates or of any other Person, participate in a cash management system (other than pursuant to a Management Agreement or in accordance with this Agreement) with any other Person or fail to use its own separate stationery, invoices and checks;
(g)incur any Indebtedness, other than (i) Permitted Liens and Permitted Personal Property Liens (and, with respect to the Unencumbered Property, Unencumbered Property Permitted Liens); (ii) the Obligations, and (iii) trade payables in the ordinary course of its business of owning and operating the Collateral Property or Properties as applicable, provided that such trade debt (A) is not evidenced by a note, (B) is paid within sixty (60) days of the date incurred, (C) does not exceed, in the aggregate, four percent (4%) of the outstanding principal balance of the Notes and (D) is payable to trade creditors and in amounts as are normal and reasonable under the circumstances;”
2.11    Section 6.37 of the Existing Credit Agreement is hereby amended by adding as a new final sentence thereto:
“Myrtle Beach Owner represents solely with respect to the Unencumbered Property, to its knowledge, that such Unencumbered Property is in material compliance with all Environmental Laws. Myrtle Beach Owner does not know of, and has not received, any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Materials located or Released in, on, under or from the Unencumbered Property or relating to any Environmental Liability with respect thereto.”
2.12    The first sentence of Section 7.19 of the Existing Credit Agreement is hereby deleted and replaced in its entirety as follows:
“Other than the purchase, replacement and/or installation of FF&E or Capital Expenditures contemplated by the most recent Approved Annual Budget, Borrowers shall obtain Administrative Agent’s prior written consent to, with respect to each Collateral Property, (i) any material structural alteration or (ii) any other alteration to any Improvements thereon which is estimated to cost in excess of four (4%) percent of the value of the Collateral

Property, which consent shall not be unreasonably withheld, delayed or conditioned, except with respect to alterations that may have a Material Adverse Effect or cause a Material Property Event.”
2.13    Section 7.24 is hereby amended to delete the phrase “the Dana Point Property” appearing therein.
2.14    New Section 7.26 is hereby added immediately following Section 7.25 of the Existing Credit Agreement:
“7.26    Unencumbered Property Affirmative Covenants. Until payment and performance in full of the Obligations, Borrowers hereby covenant and agree with Administrative Agent and Lenders that:
(a)    Expenses. Gross Income from Operations from the Myrtle Beach Property shall not be used to pay direct expenses of the Unencumbered Property other than in connection with the ordinary care and maintenance of the Unencumbered Property. Net direct expenses in excess of direct revenues from the Unencumbered Property shall not exceed $50,000 on an annual basis. Notwithstanding the foregoing, nothing herein shall preclude Myrtle Beach Owner from paying expenses of the Unencumbered Property to the extent such amounts used to pay such expenses have been distributed to Myrtle Beach Owner pursuant to the terms of the Management Agreement.
(b)    Insurance. Myrtle Beach Owner shall maintain the insurance with respect to the Unencumbered Property required to be maintained under the Loan Documents, if any, for the Collateral Property and such valid and enforceable policy shall constitute a “Policy” under this Agreement.
(c)    Taxes. Subject to the fourth sentence of Section 7.02, Myrtle Beach Owner shall pay all Taxes and material Other Charges now or hereafter levied or assessed or imposed against the Unencumbered Property or any part thereof prior to delinquency thereof.
(d)    Liens. Myrtle Beach Owner shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever that may be or become a Lien or charge against the Unencumbered Property, and shall promptly pay for all utility services provided to the Unencumbered Property, in each case other than Unencumbered Property Permitted Liens.
(e)    Compliance with Law. Myrtle Beach Owner shall operate or cause to be operated the Unencumbered Property at all times in compliance with Legal Requirements including those with respect to Hazardous Materials or Environmental Laws, except to the extent that such non-compliance would not result in a Material Adverse Effect.
(f)    Notice. Myrtle Beach Owner shall give the Administrative Agent notice of any material event or occurrence with respect to the Unencumbered

Property, which if it had occurred at a Collateral Property would have required reporting hereunder.”
2.15    Clause (b) of Section 8.09 of the Existing Credit Agreement is hereby deleted and replaced in its entirety as follows:
“(b) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of such Borrower (i) except that Myrtle Beach Owner may Transfer the Unencumbered Property in accordance with the provisions of Section 8.19(a) of this Agreement, and (ii) except to the extent otherwise expressly permitted by the Loan Documents”
2.16    Section 8.12 of the Existing Credit Agreement is hereby deleted and replaced in its entirety as follows:
“8.12    Change In Business.     No Borrower shall enter into any line of business other than the ownership, acquisition, development, operation, leasing and management of (including providing services in connection therewith) the Collateral Properties (and in the case of Myrtle Beach Owner, the Unencumbered Property), or make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than the continuance of its present business. Each Borrower shall not take or fail to take any action relating to its status as a Single Purpose Entity, as further detailed in Section 6.34 above.”
2.17    Section 8.18 of the Existing Credit Agreement is hereby deleted and replaced in its entirety as follows:
“8.18 Affiliate Transactions. Except for the Operating Leases, the Overhead Sharing Agreement and the Affiliate Ground Leases, Borrowers shall not enter into, or be a party to, any transaction with any Affiliate of Borrowers except in the ordinary course of business, with terms no less favorable to Borrowers or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party; provided that Myrtle Beach Owner may Transfer the Unencumbered Property to any Affiliate in accordance with the provisions of Section 8.19(a) of this Agreement.”
2.18    Section 8.19(a) of the Existing Credit Agreement is hereby amended to add the following new sentence at the end thereof:
“For the avoidance of doubt, so long as no Default or Event of Default shall have occurred and be continuing, Myrtle Beach Owner may Transfer the Unencumbered Property or any portion thereof, together with all assets and liabilities related thereto, upon at least 5 Business Days’ prior written notice to the Administrative Agent, pursuant to a customary purchase and sale agreement or deed (which for the avoidance of doubt, shall be void of material indemnities or recourse obligations from Myrtle Beach Owner or any other Loan Party to the transferee), a copy of which shall be provided to the Administrative Agent with such notice.”
2.19    New Section 8.21 is hereby added immediately following Section 7.25 of the Existing Credit Agreement:
“8.21    Unencumbered Property Negative Covenants. Until payment and performance in full of the Obligations, Borrowers hereby covenant and agree with Administrative Agent and Lenders that, without limitation of any other provisions in this Agreement:
(a)    Indebtedness. No Borrower shall create, incur, assume or suffer to exist any Indebtedness related to or for the direct benefit of the Unencumbered Property, other than the Obligations, except for Indebtedness of the type described pursuant to Section 6.34(g) or permitted by clauses (b) or (c) below.
(b)    Personal Property Leasing and Financing. Without the prior consent of Administrative Agent, which consent may be withheld in Administrative Agent’s sole discretion, no Borrower shall, nor shall any Borrower permit any other Person to, create, incur, assume, or suffer to exist in connection with the ownership or operation of the Unencumbered Property, any item that would have been “Personal Property” (as such term is defined in Article I of each of the Mortgages, for the Unencumbered Property if it were the applicable Collateral Property) subject to any financing or any leasing arrangements, except:
(i)    those disclosed on Schedule 6.42;
(ii)    extensions, renewals, replacements and refinancings of any such financing or leasing arrangement referred to in clause (i) above, that are on an arm’s length basis and that do not materially increase the outstanding principal amount thereof except for amounts attributable to (i) fees and expenses for extensions and renewals and (ii) market increases for refinancings and replacements; or
(iii)    any other financing or leasing arrangements, provided however, that the aggregate amount of debt service or lease payments in respect of all financing and leasing arrangements shall be less than $200,000 in the aggregate per annum for the Unencumbered Property.
(c)    Liens. Myrtle Beach Owner shall not cause or permit the Unencumbered Property to be subject to any Liens, other than Unencumbered Property Permitted Liens.
(d)    Material Contracts. Myrtle Beach Owner shall not enter into any Contractual Obligation with respect to the Unencumbered Property, that could be reasonably likely to cause a Material Property Event at the Myrtle Beach Property or materially and adversely affect Myrtle Beach Owner or its ability to meet its Obligations hereunder.”
2.20    Section 9.01(a)(i)(C) of the Existing Credit Agreement is hereby amended by adding the clause “, the Myrtle Beach Property” immediately following the words “Miami Property”.

2.21    The Existing Credit Agreement is amended to delete each of the Schedules thereto and to replace such Schedules with those attached hereto as Attachment A.
3.    Provisions of General Application.
3.1    Representations and Warranties. Borrowers hereby represent and warrant as of the date hereof that (a) each of the representations and warranties of Borrowers contained in the Existing Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Existing Credit Agreement or this Amendment No. 3 are true as of the date as of which they were made and are true in all material respects (unless such representations are qualified as to “materiality”, “Material Adverse Effect” or with similar language, in which case such representations shall be true in all respects) at and as of the date of this Amendment No. 3 (except to the extent that such representations and warranties expressly speak as of a different date), (b) no Default or Event of Default exists on the date hereof, (c) the organizational documents of (i) each of the Existing Borrowers (other than the Miami Owner and the Charleston Owner) attached to the Secretary’s Certificate dated as of March 4, 2011, (ii) the Miami Owner attached to the Secretary’s Certificate dated as of December 11, 2012, and (iii) the Charleston Owner attached to the Secretary’s Certificate dated as of March 1, 2013, in each case remain in full force and effect and, except for such certified copies of amendments or modifications to organizational documents provided to Administrative Agent and counsel thereto, such organizational documents have not been amended, modified, annulled, rescinded or revoked since March 4, 2011, December 11, 2012 or March 1, 2013, respectively, and (d) this Amendment No. 3 and each other Loan Document, certificate or other documentation delivered in connection herewith has been duly authorized, executed and delivered by each of Borrowers and is in full force and effect as of the Third Amendment Effective Date, and the agreements and obligations of each of Borrowers contained herein and therein constitute the legal, valid and binding obligations of each of Borrowers, enforceable against it in accordance with their respective terms, except to the extent that the enforcement thereof or the availability of equitable remedies may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance or similar laws now or hereafter in effect relating to or affecting creditors, rights generally or by general principles of equity, or by the discretion of any court in awarding equitable remedies, regardless of whether such enforcement is considered in a preceding in equity or at law.
3.2    No Other Changes. Except as otherwise expressly provided or contemplated by this Amendment No. 3, all of the terms, conditions and provisions of the Existing Credit Agreement remain unaltered and in full force and effect and are hereby ratified and confirmed in all respects. The Existing Credit Agreement and this Amendment No. 3 shall be read and construed as one agreement.
3.3    Governing Law. THIS AMENDMENT No. 3 SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
3.4    Assignment. This Amendment No. 3 shall be binding upon and inure to the benefit of each of the parties hereto and their respective permitted successors and assigns.
3.5    Counterparts. This Amendment No. 3 may be executed in any number of counterparts, but all such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment No. 3, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.
3.6    Loan Documents. This Amendment No. 3 shall be deemed to be a Loan Document under the Existing Credit Agreement and shall be construed, administered, and applied in accordance with all of the terms and provisions of the Loan Documents.
3.7    Further Assurances. Borrowers shall, at any time and from time to time following the execution of this Amendment No. 3, execute and deliver all such further instruments and take all such further action as may be reasonably necessary or appropriate in order to carry out the provisions of this Amendment No. 3, in each case, as reasonably determined by Administrative Agent.
3.8    Credit Agreement References. On and after to the Third Amendment Effective Date, each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import, and each reference to the Credit Agreement by the words “thereunder”, “thereof” or words of like import in any Loan Document or other document executed in connection with the Existing Credit Agreement, shall mean and be a reference to the Existing Credit Agreement, as amended by this Amendment No. 3 and any other amendments effective prior to the date hereof.
4.    Effectiveness of this Amendment No. 3. This Amendment No. 3 shall become effective and the Proposed Substitute Property shall become Collateral Property hereunder on the date on which the following conditions precedent are satisfied (the “Third Amendment Effective Date”):
4.1    Deliverables. Pursuant to Section 2.21(d) of the Existing Credit Agreement, each of Administrative Agent, Borrowers and Guarantors shall have executed and delivered this Amendment No. 3, and Borrowers shall have delivered all other documentation, opinions, mortgages, certificates (including the certificate delivered pursuant to Section 2.21(c) of the Existing Credit Agreement) and other materials that would have been required by Section 5.01 of the Existing Credit Agreement, had the Myrtle Beach Property been a Collateral Property as of the Restatement Date and any other material required by Section 2.21 of the Existing Credit Agreement so that all conditions to the Substitution Date with respect to the Myrtle Beach Property have been satisfied; provided that an executed comfort letter relating to the Franchise Agreement for Myrtle Beach Property, which shall be in substantially the form agreed to prior to the Third Amendment Effective Date, shall be delivered within thirty (30) days after the Third Amendment Effective Date. Administrative Agent shall have executed and/or delivered each release document required to release the Released Borrowers from the Loan Documents and requested by the Borrower Representative, subject to any continuing indemnification obligations that would otherwise survive repayment of the Loan;
4.2    Representations and Warranties. The representations and warranties of Borrowers contained in the Existing Credit Agreement and each of the other Loan Documents shall be true and correct in all material respects on and as of the Third Amendment Effective Date (except to the extent that such representations and warranties expressly speak as of a different date);
4.3    No Default or Event of Default. On and as of the Third Amendment Effective Date, no Default or Event of Default shall have occurred and be continuing;

4.4    Notes Paid in Full. Payment in full of the Senior Secured Notes (2014) shall have been irrevocably deposited for payment with the trustee under the Senior Secured Notes Indenture 2009, and the Senior Secured Notes Indenture 2009 shall have been discharged;
4.5    No MAE. Since the Restatement Date, there shall not have been any material adverse change in the business, condition, operations, performance, or properties of Borrowers that is reasonably likely to or which could reasonably be expected to have or result in a Material Adverse Effect;
4.6    Officer’s Certificate. In addition to the certificate delivered under Section 4.1 above, Borrowers shall have delivered a certificate of an Authorized Officer (1) containing incumbency certificates of Borrowers and Guarantors, (2) attaching resolutions authorizing this Amendment No. 3, (3) confirming (x) no changes to the Organizational Documents of Existing Borrowers and Guarantors from those copies delivered on the Restatement Date or, if there are any changes, attaching such changes, and (y) satisfaction of the condition set forth in Section 4.5 above, and (4) attaching Organizational Documents of New Borrowers.
4.7    Fees and Expenses. Borrowers shall have paid to Administrative Agent, for its own account, all reasonable out-of-pocket fees and expenses (including legal fees and expenses) that are due and payable as of the date hereof.
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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Amendment No. 3 as of the date first set forth above.

BORROWERS	FELCOR/JPM HOSPITALITY (SPE), L.L.C.

	By:	/s/Bianca Sandoval Green
	Name:	Bianca Sandoval Green
	Title:	Vice President and Associate General Counsel

DJONT/JPM HOSPITALITY LEASING (SPE),
L.L.C.

	By:	/s/Bianca Sandoval Green
	Name:	Bianca Sandoval Green
	Title:	Vice President and Associate General Counsel

CHARLESTON MILLS HOUSE HOTEL, L.L.C.

	By:	/s/Bianca Sandoval Green
	Name:	Bianca Sandoval Green
	Title:	Vice President and Associate General Counsel

MIAMI AP HOTEL, L.L.C.

	By:	/s/Bianca Sandoval Green
	Name:	Bianca Sandoval Green
	Title:	Vice President and Associate General Counsel

Amendment No. 3 to FelCor Revolving Credit Agreement

JOINDER OF NEW BORROWERS:    Each Borrower signatory below (collectively, "New Borrowers") acknowledges, agrees and confirms that, by its execution of this Amendment No. 3, such New Borrower shall become a party to the Existing Credit Agreement (as amended by Amendment No. 3) (as so amended, the “Credit Agreement”) and the Environmental Indemnity as a “Borrower” as of the date hereof and shall have all of the rights and obligations of a “Borrower” thereunder as if such Borrower had executed the Credit Agreement on the Restatement Date. Each New Borrower hereby ratifies, as of the date hereof, and agrees to be bound as a “Borrower” by, all of the terms, provisions and conditions applicable to such Borrower contained in the Credit Agreement and the Environmental Indemnity. Each New Borrower hereby makes each of the representations and warranties and agrees to each of the covenants applicable to such Borrower contained in the Credit Agreement. From and after the date hereof, all references in the Loan Documents to the “Borrowers” shall for all purposes be deemed to include the undersigned New Borrowers. Without limiting the forgoing, each New Borrower hereby appoints and authorizes the Borrower Representative to act as its representative in accordance with the Credit Agreement and each of the other Loan Documents.

FELCOR MYRTLE KINGSTON HOTEL, L.L.C.

By:	/s/Bianca Sandoval Green
Name:	Bianca Sandoval Green
Title:	Vice President and Associate General Counsel

FELCOR MYRTLE KINGSTON LESSEE, L.L.C.

By:	/s/Bianca Sandoval Green
Name:	Bianca Sandoval Green
Title:	Vice President and Associate General Counsel

Amendment No. 3 to FelCor Revolving Credit Agreement

EXITING BORROWERS:

FELCOR/JPM BOCA RATON HOTEL, L.L.C.

	By:	/s/Bianca Sandoval Green
	Name:	Bianca Sandoval Green
	Title:	Vice President and Associate General Counsel

DJONT/JPM BOCA RATON LEASING, L.L.C.

By:	/s/Bianca Sandoval Green
Name:	Bianca Sandoval Green
Title:	Vice President and Associate General Counsel

Amendment No. 3 to FelCor Revolving Credit Agreement

GUARANTORS AND PRINCIPALS:    Each Guarantor and Principal, as applicable, by its signature below hereby (i) acknowledges Amendment No. 3 to the Existing Credit Agreement, which amends the Existing Credit Agreement to add FelCor Myrtle Kingston Hotel, L.L.C., and FelCor Myrtle Kingston Lessee, L.L.C. as New Borrowers, (ii) reaffirms (or in the case of the Principals of the New Borrowers, confirms) (a) its pledge or guaranty (including the Environmental Indemnity), as applicable, as security for the payment and performance when due of all of the Obligations of all Borrowers (including the New Borrower) in accordance with the applicable Loan Documents to which it is a party, including the Credit Agreement, and (b) the representations, warranties and covenants set forth in Sections 6.34 and 7.23(e) of the Credit Agreement, as applicable, and (iii) confirms that the Loan Document(s) to which is party shall remain in full force and effect after giving effect to Amendment No. 3 to the Existing Credit Agreement.

FELCOR/JPM HOSPITALITY HOLDCO (SPE), L.L.C.,
as Principal of Hospitality Owner

By:	/s/Bianca Sandoval Green
Name:	Bianca Sandoval Green
Title:	Vice President and Associate General Counsel

DJONT/JPM HOSPITALITY LEASING HOLDCO
(SPE), L.L.C., as Principal of Hospitality Operating Lessee

By:	/s/Bianca Sandoval Green
Name:	Bianca Sandoval Green
Title:	Vice President and Associate General Counsel

FELCOR LODGING LIMITED PARTNERSHIP,
as Principal of Myrtle Beach Owner

By:	FelCor Lodging Trust Incorporated, its General
Partner

By:	/s/Bianca Sandoval Green
Name: Bianca Sandoval Green
Title: Vice President and Associate General Counsel

Amendment No. 3 to FelCor Revolving Credit Agreement

FELCOR TRS HOLDINGS, L.L.C., as Principal of
Myrtle Beach Operating Lessee

By:	/s/Bianca Sandoval Green
Name:	Bianca Sandoval Green
Title:	Vice President and Associate General Counsel

FELCOR PENNSYLVANIA COMPANY, L.L.C., a
Delaware limited liability company

By:	/s/Bianca Sandoval Green
Name:	Bianca Sandoval Green
Title:	Vice President and Associate General Counsel

FELCOR LODGING TRUST INCORPORATED, a
Maryland corporation

By:	/s/Bianca Sandoval Green
Name:	Bianca Sandoval Green
Title:	Vice President and Associate General Counsel

MIAMI AP HOTEL HOLDCO, L.L.C., as Principal of
Miami Owner

By:	/s/Bianca Sandoval Green
Name:	Bianca Sandoval Green
Title:	Vice President and Associate General Counsel

CHARLESTON MILLS HOUSE HOTEL HOLDCO,
L.L.C., as Principal of Charleston Owner

By:	/s/Bianca Sandoval Green
Name:	Bianca Sandoval Green
Title:	Vice President and Associate General Counsel

Amendment No. 3 to FelCor Revolving Credit Agreement

LENDERS:	JPMORGAN CHASE BANK, N.A., as Administrative Agent on behalf of the Lenders pursuant to Section 2.21(d) and as a Lender

	By:	/s/Mohammad S. Hasan
	Name:	Mohammad S. Hasan
	Title:	Vice President

Amendment No. 3 to FelCor Revolving Credit Agreement

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/James Rolison
Name:	James Rolison
Title:	Managing Director

By:	/s/Perry Forman
Name:	Perry Forman
Title:	Director

Amendment No. 3 to FelCor Revolving Credit Agreement

GOLDMAN SACHS BANK USA

By:	/s/Michelle Latzoni
Name:	Michelle Latzoni
Title:	Authorized Signatory

Amendment No. 3 to FelCor Revolving Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/Mikhail Faybusovich
Name:	Mikhail Faybusovich
Title:	Authorized Signatory

By:	/s/Sally Reyes
Name:	Sally Reyes
Title:	Authorized Signatory

Amendment No. 3 to FelCor Revolving Credit Agreement